Exhibit 99.1

GeoVax Labs Announces $2.5 Million Registered Direct Offering

ATLANTA, GA, September 30, 2025 – GeoVax Labs, Inc. (Nasdaq: GOVX), a clinical-stage biotechnology company developing immunotherapies and vaccines against cancer and infectious diseases, today announced that it has entered into a securities purchase agreement with certain healthcare-focused institutional investors for the purchase and sale of 3,968,256 shares of its common stock (or common stock equivalents in lieu thereof) and warrants to purchase up to an aggregate of 11,904,768 shares of common stock in a registered direct offering (the "Offering") at a combined purchase price of $0.63 per share and accompanying warrant. The warrants will have an exercise price of $0.63 per share, will be exercisable upon shareholder approval and will expire 5 years from shareholder approval.

The closing of the Offering is expected to occur on September 30, 2025, subject to the satisfaction of customary closing conditions. The gross proceeds from the Offering are expected to be approximately $2.5 million, before deducting placement agent fees and other estimated offering expenses. The Company intends to use the net proceeds from the Offering to advance its product candidates, including research and development, manufacturing, clinical studies, and working capital.

Roth Capital Partners is acting as sole placement agent for the Offering.

The shares in the offering described above are being offered by the Company pursuant to a shelf registration statement on Form S-3 (File No. 333-277585) previously filed with the Securities and Exchange Commission (the ”SEC”) and declared effective by the SEC on March 13, 2024. The offering is being made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement, relating to the offering that will be filed with the SEC. Electronic copies of the final prospectus supplement and accompanying prospectus may be obtained, when available, on the SEC’s website at http://www.sec.gov or by contacting Roth Capital Partners, LLC at 888 San Clemente Drive, Newport Beach CA 92660, by phone at (800) 678-9147 or by accessing the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About GeoVax

GeoVax Labs, Inc. is a clinical-stage biotechnology company developing novel vaccines against infectious diseases and therapies for solid tumor cancers. The Company’s lead clinical program is GEO-CM04S1, a next-generation COVID-19 vaccine currently in three Phase 2 clinical trials, being evaluated as (1) a primary vaccine for immunocompromised patients such as those suffering from hematologic cancers and other patient populations for whom the current authorized COVID-19 vaccines are insufficient, (2) a booster vaccine in patients with chronic lymphocytic leukemia (CLL) and (3) a more robust, durable COVID-19 booster among healthy patients who previously received the mRNA vaccines. In oncology the lead clinical program is evaluating a novel oncolytic solid tumor gene-directed therapy, Gedeptin®, having recently completed a multicenter Phase 1/2 clinical trial for advanced head and neck cancers. GeoVax is also developing a vaccine targeting Mpox and smallpox and, based on recent EMA regulatory guidance, anticipates progressing directly to a Phase 3 clinical evaluation, omitting Phase 1 and Phase 2 trials. GeoVax has a strong IP portfolio in support of its technologies and product candidates, holding worldwide rights for its technologies and products. For more information about the current status of our clinical trials and other updates, visit our website: www.geovax.com.

Forward-Looking Statements

This release contains forward-looking statements regarding GeoVax’s business plans. The words “believe,” “look forward to,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax is able to obtain acceptable results from ongoing or future clinical trials of its investigational products, GeoVax’s immuno-oncology products and preventative vaccines can provoke the desired responses, and those products or vaccines can be used effectively, GeoVax’s viral vector technology adequately amplifies immune responses to cancer antigens, GeoVax can develop and manufacture its immuno-oncology products and preventative vaccines with the desired characteristics in a timely manner, GeoVax’s immuno-oncology products and preventative vaccines will be safe for human use, GeoVax’s vaccines will effectively prevent targeted infections in humans, GeoVax’s immuno-oncology products and preventative vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete development, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control.

Further information on our risk factors is contained in our periodic reports on Form 10-Q and Form 10-K that we have filed and will file with the SEC. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:

info@geovax.com

678-384-7220

Media Contact:

Jessica Starman

media@geovax.com